Exhibit 99.1

Atlanta, Georgia

February 9, 2010

Symbol:  CGL-A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for Third Quarter Ended January 2, 2010

Cagle’s, Inc. (CGL-A) reported a net loss of $0.3 million or $0.08 per share for the third quarter of fiscal year 2010 compared to a net loss of $2.5 million or $0.54 per share for the third quarter of fiscal 2009.  For the first nine months of fiscal 2010 net income was $1.6 million or $0.35 per share compared with a net loss of $11.0 million or $2.36 per share for the first nine months of fiscal 2009.

Revenues for the third quarter were $70.4 million down 4.2 % and pounds sold decreased 2.0% both due to a thirteen week period in 2010 versus a fourteen week period in 2009.  For the nine month period revenues were $236.0 million up 4.4% and sales pounds increased 2.7% when compared to the same period in the prior year. Quoted market prices for the third quarter of fiscal 2010 versus the same period last year fluctuated as boneless breast increased 9%, breast tenders increased 15%, wings increased 36%, drums decreased 2%, leg quarters were 6% lower and whole birds without giblets were 12% less.

Cost of sales for the third quarter of fiscal 2010 decreased 8.2% as compared with the same period last year, from $72.9 million to $66.9 million due to the thirteen week period versus the prior year fourteen week period and a 2.0% decrease in pounds sold coupled with a 7.1% reduction in the cost of feed. For the first nine months of 2010 cost of sales was $220.5 million down 4.2% from fiscal 2009.

Protein suppliers continue to exercise restraint evidenced by poultry egg sets at 2003 levels, cattle herds at 1959 levels and pork breeding inventory down from 2008 levels by three percent. Farmers in this country have provided our industry with record corn production of 13.151 billion bushels and record soybean production of 3.361 billion bushels in addition to what appears to be record South American soybean crops. The protein restraints coupled with excellent feed stock production should be supportive of margins for the remainder of fiscal year 2010.

Cagle’s. Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, Chief Executive Officer and President

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle’s Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	January 2, 2010
	(Unaudited)	March 28, 2009

ASSETS

Current Assets	$39,818	$42,798

Other Assets	9,959	11,571

Property, Plant, and Equipment (net)	35,041	36,783

TOTAL ASSETS	$84,818	$91,152

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$2,643	$2,488
Trade Accounts Payable	15,735	19,989
Other Current Liabilities	7,466	7,642
Total Current Liabilities	25,844	30,119

Long-Term Debt	24,547	29,049

Total Stockholders’ Equity	34,427	31,984

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$84,818	$91,152

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, except net income per share)

	13 wks ended	14 wks ended	40 wks ended	40 wks ended
	01/02/2010	01/03/2009	01/02/2010	01/03/2009

Net Sales	$70,411	$73,526	$235,996	$226,078
Costs and Expenses:
Cost of Sales	66,943	72,905	220,470	230,184
Selling and Delivery	2,124	2,138	6,596	6,825
General and Administrative	1,498	1,737	5,148	4,460
Total Costs and Expenses	70,565	76,780	232,214	241,469

Operating Income (Loss)	(154)	(3,254)	3,782	(15,391)

Other Income (Expense):
Interest Expense	(393)	(593)	(1,250)	(1,688)
Other Income (Expense), Net	9	(2)	14	(18)
Total Other Income (Expense), Net	(384)	(595)	(1,236)	(1,706)

Income (Loss) Before Income Taxes	(538)	(3,849)	2,546	(17,097)

Income Tax Expense (Benefit)	(193)	(1,329)	917	(6,098)

Net Income (Loss)	$(345)	$(2,520)	$1,629	$(10,999)

Weighted-Average Common Shares Outstanding	4,615	4,658	4,616	4,658

Net Income (Loss) Per Common Share	$(0.08)	$(0.54)	$0.35	$(2.36)